Exhibit 4.6

SECOND COMPLEMENTARY AGREEMENT

TO THE MANAGEMENT CONTRACT BETWEEN

TELEFÓNICA S.A. Y TELEFÓNICA DE ARGENTINA S.A.

This Second Complementary Agreement to the Management Contract (the “Agreement) is signed on July 30th, 2003 between Telefónica S.A. (the “Operator”), a corporation established under the laws of the Kingdom of Spain, domiciled at Gran Vía 28, Madrid, Kingdom of Spain, hereby legally represented by Mr. Joaquín de Fuentes Bardají, and Telefónica de Argentina S.A. (the “Licensee”), a corporation established under the laws of the Republic of Argentina, domiciled at Avenida Ingeniero Huergo 723, ground floor, Buenos Aires, hereby represented by its attorneys, Juan Ignacio López Basavilbaso and Manuel Alfredo Álvarez Trongé, (hereinafter jointly referred to as the “Parties”).

Considerations

a)	On November 8th, 1990 the Parties signed a Management Contract, whereby the Operator took over full management of the “Licensee”, according to Decree Nº 62/90 of the National Executive Power (the “Contract”).

b)	The Contract has been, to date, in full force and effect, pursuant to successive extensions provided for in section 18.2, the Complementary Agreement to the Management Contract signed on April 30th, 2003 and the common understanding between the Parties.

c)	On October 30th, 2002, the Operator notified the “Licensee” of its decision to exercise its option to extend the Contract for an additional period of five years as of April 30th, 2003, as provided for in section 18.3 of the Contract.

d)	The Parties have agreed upon the management fee the Operator shall be entitled to charge as from May 1st, 2003 in relation to the services rendered to the “Licensee”.

Pursuant to the above stated considerations, the Parties hereby agree to the following:

SECTION ONE: As of May 1st, 2003 the management fee to be paid to the Operator for services rendered to the Licensee will amount to 4% of the latter’s gross margin, as defined in section 17.1 of the Contract.

SECTION TWO: The Contract and the Complementary Agreement to the Management Contract signed between the Parties on April 30th, 2003 will remain in full force and effect in relation to any other matters not amended by the Agreement.

SECTION THREE: The Parties hereby establish their addresses as those mentioned at the beginning.

The Parties hereto sign two counterparts for the same purpose as of the day and place written in the preamble of this Agreement.

Telefónica S.A.		Telefónica de Argentina S.A.

By:	/s/ Joaquín de Fuentes Bardají	By:	/s/ Juan Ignacio López Basavilbaso

Name:	Joaquín de Fuentes Bardají	Name:	Juan Ignacio López Basavilbaso

		By:	/s/ Manuel Álvarez Trongé

		Name:	Manuel Álvarez Trongé